Exhibit 99.B(m)(5)(iv)

October 31, 2008

ING Series Fund, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Waiver of Fee Payable under the Amended and Restated Shareholder Services Plan for the Class O Shares

Ladies and Gentlemen:

By this letter dated October 31, 2008, we have agreed to waive the service fee payable to us under the Amended and Restated Shareholder Services Plan for Class O Shares of ING U.S. Government Money Market Fund (the “Fund”), a series of ING Series Fund, Inc., of 0.25% of the average daily net assets attributable to Class O Shares of the Fund for the period from October 31, 2008 through and including August 1, 2010.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:

ING Series Fund, Inc.

(on behalf of ING U.S. Government Money Market Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC